Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (“Third Supplemental Indenture”), dated as of September 9, 2011, among Sithe/Independence Funding Corporation, a Delaware corporation (the “Company”), Sithe/Independence Power Partners, L.P. (the “Partnership”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, the Partnership and the Trustee have entered into an Indenture, dated as of January 1, 1993 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of January 1, 1993 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of October 23, 2001 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Original Indenture”), governing the Company’s 9% Secured Bonds due 2013 (the “Notes”);

WHEREAS, under Section 13.2 of the Original Indenture, the Company, the Partnership and the Trustee may amend the Original Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding, considered as one class;

WHEREAS, Holders of a majority in aggregate principal amount of the Notes outstanding, considered as one class, have consented to the amendments set forth herein in connection with the tender offer and consent solicitation of the Company commencing on August 26, 2011, with respect to the Notes (the “Tender Offer”);

WHEREAS, the Company and the Partnership desire to enter into this Third Supplemental Indenture on the date set forth above for the purpose of making the amendments set forth herein, which amendments will become operative as set forth in Section 5 herein; and

WHEREAS, all other conditions and requirements necessary to make this Third Supplemental Indenture a valid, binding and legal instrument enforceable in accordance with its terms have been performed and fulfilled by the parties hereto, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

1.  DEFINITIONS.  For all purposes of the Original Indenture and this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)  References.  The terms “herein,” “hereof” and other words of similar import refer to the Original Indenture and this Third Supplemental Indenture as a whole and not to any particular article, section or other subdivision; and

(b)  Capitalized Terms.  All capitalized terms used in this Third Supplemental Indenture but not defined herein shall have the meanings assigned to such terms in the Original Indenture.

2.  ELIMINATION AND AMENDMENT OF CERTAIN DEFINED TERMS IN ARTICLE I OF THE ORIGINAL INDENTURE.  (a) Any defined terms appearing in Article 1 of the Original Indenture or elsewhere in the Original Indenture, and all references thereto, that are used solely in the sections, subsections or provisions of the Original Indenture deleted from the Original Indenture by virtue of Sections 3 and 4 of this Third Supplemental Indenture shall be deleted in their entireties from Section 1.1 of the Original Indenture.

(b)  Section 1.1 of the Original Indenture is hereby amended by adding the following definitions:

“Offer to Purchase” shall mean that that certain Offer to Purchase and Consent Solicitation Statement dated August 26, 2011.

“Tender Offer” shall mean the Company’s offer to purchase for cash any and all of the outstanding Notes and the concurrent solicitation of consents to certain proposed amendments to this Indenture.

3.  AMENDMENT OF CERTAIN PROVISIONS OF ARTICLES 6 AND 9 OF THE ORIGINAL INDENTURE. From and as of the Operational Time (as defined in Section 5(b) of this Third Supplemental Indenture), the following Sections or clauses of the Original Indenture and all references related thereto are hereby deleted in their entirety:

•                  Section 6.1 “Reporting Requirements.”

•                  clauses (b), (c) and (d) of Section 6.2 “Maintenance of Existence, Properties, Project Documents, Construction and Maintenance of Property, Qualifying Facility Status, Government Approvals.”

•                  Section 6.3 “Compliance with Laws.”

•                  Section 6.4 “Insurance.”

•                  Section 6.5 “Payment of Taxes and Claims.”

•                  Section 6.6 “Books and Records.”

•                  Section 6.7 “Right of Inspection.”

•                  Section 6.8 “Use of Bond Proceeds.”

•                  Section 6.9 “Compliance with Environmental Laws.”

•                  Section 6.10 “Event of Eminent Domain; Event of Loss.”

•                  Section 6.12 “Debt.”

•                  Section 6.13 “Liens.”

•                  Section 6.14 “Guarantees.”

•                  Section 6.15 “Prohibition on Disposition of Assets.”

•                  Section 6.16 “Amendments.”

•                  Section 6.17 “Prohibition on Fundamental Changes.”

•                  Section 6.18 “Distributions; Subordinated Debt Payments.”

•                  Section 6.19 “Nature of Business.”

•                  Section 6.20 “Employee Plans.”

•                  Section 6.21 “Power Sales.”

•                  Section 6.22 “Rule 144A Information.”

•                  clauses (b), (c), (d), (e), (f), (g), (h), (i), (k), (l), (m), (n) and (o) of Section 9.1 “Events of Default.”

4.  AMENDMENT OF CERTAIN PROVISIONS OF ARTICLE 14 OF THE ORIGINAL INDENTURE. Clause (d) of Section 14.1 “Satisfaction and Discharge” is hereby deleted in its entirety and replaced with the following:

“(d)  notwithstanding subclause (a) above, upon the occurrence of any payment date for Bonds Due 2013, Series A validly tendered and not validly withdrawn pursuant to the Tender Offer (“Tendered Notes”) that occurs prior to the Stated Maturity for Bonds Due 2013, Series A, the Trustee shall release to the Company from the funds desposited with the Trustee pursuant to subclause (a) above an amount equal to the aggregate Tender Price (as defined below); provided that the Trustee shall have received (a) an Officers’ Certificate directing such release and stating the principal amount of the Tendered Notes and the aggregate price to be paid for the Tendered Notes pursuant to the Tender Offer, including any accrued and unpaid interest (the “Tender Price”), and (b) a copy of the Offer to Purchase; provided, further, that immediately after such release, the Company shall certify to the Trustee that the amount remaining of the funds deposited with the Trustee pursuant to subclause (a) above shall be sufficient to pay and discharge all sums payable by the Company pursuant to Article 14 hereof on account of principal of and premium, if any, and interest due and to become due on the Bonds Due 2013, Series A (except lost, stolen or destroyed Bonds Due 2013, Series A which have been replaced or paid) that will remain outstanding immediately after payment for the Tendered Notes pursuant to the Tender Offer.”

5.  EFFECT OF THIRD SUPPLEMENTAL INDENTURE; OPERATION OF AMENDMENTS.

(a)  Effect of Third Supplemental Indenture.  In accordance with Section 13.5 of the Original Indenture, at the Operative Time (as defined in clause (b) below), the Original Indenture shall be modified in accordance herewith, and this Third Supplemental Indenture shall form a part of the Original Indenture for all purposes; and every Holder of the Notes heretofore authenticated and delivered under the Original Indenture shall be bound hereby. Except as modified by this Third Supplemental Indenture, the Original Indenture and the Notes, and the rights of the Holders of the Notes thereunder, shall remain unchanged and in full force and effect.

(b)  Operation of Amendments.  The provisions of this Third Supplemental Indenture shall become operative upon the making by Sithe of all Consent Payments due pursuant to the Consent Solicitation on the Initial Payment Date (such date and time, the “Operational Time”).  In the event Sithe withdraws or terminates the Tender Offer prior to the Operational Time, the provisions of this Third Supplemental Indenture shall not become operative and this Third Supplemental Indenture shall be terminated and be of no force or effect and the Original Indenture shall not be modified hereby.

6.  MATTERS CONCERNING THE TRUSTEE.  The Trustee accepts the trusts of the Original Indenture, as amended and supplemented by this Third Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Original Indenture, as amended and supplemented by this Third Supplemental Indenture, to which the parties hereto and the Holders from time to time of the Notes agree and, except as expressly set forth in the Original Indenture, as amended and supplemented by this Third Supplemental Indenture, shall incur no liability or responsibility in respect thereof. Without limiting the generality of the foregoing, the recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness, and the Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture or any consents thereto and assumes no responsibility for the contents of any materials relating to the Tender Offer.

7.  RATIFICATION AND CONFIRMATION OF THE ORIGINAL INDENTURE.  Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

8.  MISCELLANEOUS.

(a)  Binding Effect.  All agreements of the Company in this Third Supplemental Indenture shall be binding upon the Company’s successors. All agreements of the Trustee in this Third Supplemental Indenture shall be binding upon its successors.

(b)  Governing Law.  This Third Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

(c)  Headings for Convenience of Reference.  The titles and headings of the sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

(d)  Counterparts.  This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall constitute but one and the same agreement.

(e)  Severability.  In case any provision of this Third Supplemental Indenture shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Original Indenture shall not in any way be affected or impaired thereby.

(f)  Effect Upon Original Indenture.  This Third Supplemental Indenture shall form a part of Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(signature page follows)

IN WITNESS WHEREOF, the Company, the Partnership and the Trustee have caused this Third Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and the year first above written.

SITHE/INDEPENDENCE FUNDING CORPORATION

By:	/s/ Mario Alonso
	Name:	Mario Alonso
	Title:	Vice President and Treasurer

SITHE/INDEPENDENCE POWER PARTNERS, L.P.

By:	SITHE/INDEPENDENCE LLC, its general partner

By:	/s/ Mario Alonso
	Name:	Mario Alonso
	Title:	Vice President and Treasurer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Authorized Signatory
Authorized Signatory